UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 11, 2007
Napster, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32373	77-0551214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number

Napster, Inc.
9044 Melrose Ave.
Los Angeles, CA  90069
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (310) 281-5000

N/A

(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 11, 2007, Napster, LLC (the "Company") entered into an Asset Purchase Agreement and an Advertising Agreement with AOL Music Now, LLC and AOL, LLC, respectively. Under the Asset Purchase Agreement, all of the subscribers to the AOL Music Now service, currently estimated at approximately 350,000 subscribers, together with certain related assets and liabilities, will be transferred to the Company. Under the Advertising Agreement, the Company will be granted certain exclusive advertising rights throughout the AOL Music Channel for one year, subject to renewal upon the achievement of certain milestones, and AOL will guarantee to deliver a minimum amount of advertising impressions to the Company. In return, the Company will pay in the aggregate approximately $15.6 million in cash to AOL Music Now, LLC and AOL, LLC. This amount is subject to an adjustment mechanism if the number of AOL Music Now subscribers delivered to the Company is higher or lower than 350,000. The amount is subject to a further adjustment mechanism if AOL delivers more or less impressions than the amount specified in the Advertising Agreement.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1 Press Release dated January 12, 2007, relating to the Asset Purchase Agreement and the Advertising Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: Janaury 12, 2007

Napster, Inc.
(Registrant)

By:	/s/ William E. Growney, Jr.
Name:	William E. Growney, Jr.

Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 12, 2007, relating to the Asset Purchase Agreement and the Advertising Agreement